Exhibit 99(d)(10)(a)

TRANSFER AND ASSUMPTION AGREEMENT

This Transfer and Assumption Agreement (the “Agreement”) is made as of January 1, 2025 (the “Closing Date”) by and among VATS Offshore Fund, Ltd. (the “Company”), a Cayman Islands exempted company and a wholly-owned subsidiary of Virtus AlphaSimplex Managed Futures ETF (the “Fund”), a series of Virtus ETF Trust II (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); Virtus Alternative Investment Advisers, LLC, a Delaware limited liability company (formerly Virtus Alternative Investment Advisers, Inc., a Connecticut corporation) (the “Transferee”); Virtus Advisers LLC, a Delaware limited liability company (formerly, Virtus ETF Advisers LLC, a Delaware limited liability company) (the “Adviser”); and AlphaSimplex Group, LLC (the “Sub-Adviser”).

WITNESSETH THAT:

WHEREAS, the Transferee, the Adviser and the Sub-Adviser are each investment advisers registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940 (the “Advisers Act”);

WHEREAS, the Adviser and the Company are parties to an Investment Advisory Agreement dated as of March 5, 2024 (the “Advisory Agreement”), with respect to the Company pursuant to which the Adviser may enter into sub-advisory agreements with registered investment advisers to act as sub-advisers to the Company;

WHEREAS, the Adviser and the Trust on behalf of the Fund are parties to an Investment Advisory Agreement dated as of January 4, 2016, as amended (the “Fund Advisory Agreement”);

WHEREAS, pursuant to the Advisory Agreement, the Adviser and the Company have entered into a sub-advisory agreement with the Sub-Adviser dated as of April 10, 2024 (the “Sub-Advisory Agreement” and collectively with the Fund Advisory Agreement, the Advisory Agreement and the Fund Sub-Advisory Agreement, the “Agreements”), pursuant to which the Sub-Adviser serves as sub-adviser to the Company;

WHEREAS, the Sub-Adviser also serves as sub-adviser to the Fund pursuant to a separate investment advisory agreement (the “Fund Sub-Advisory Agreement”);

WHEREAS, each of the Fund Advisory Agreement and the Fund Sub-Advisory Agreement provides in substance for immediate termination in the event of its assignment (as defined in section 2(a)(4) of the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, each of the Advisory Agreement and Sub-Advisory Agreement provides in substance for its automatic termination immediately upon termination of the Fund Advisory Agreement and, with respect to the Sub-Advisory Agreement, the Fund Sub-Advisory Agreement;

WHEREAS, the Transferee and the Adviser are both indirect, wholly-owned subsidiaries of Virtus Investment Partners, Inc. (“Virtus”) and are, therefore, under common control of Virtus;

WHEREAS, certain registered investment advisers within the corporate organizational structure of Virtus will be reorganized and the Transferee will replace the Adviser as adviser to the Company and the Fund (the “Reorganization”);

WHEREAS, following the Reorganization, the Transferee and the Adviser will remain indirect, wholly-owned subsidiaries of Virtus, and therefore under the control of Virtus;

WHEREAS, the Reorganization will not result in a change of actual control or management of either the Adviser or the Transferee and, therefore, under Rule 2a-6 of the 1940 Act, is not an assignment that would cause a termination of either the Fund Advisory Agreement or the Fund Sub-Advisory Agreement in accordance with its terms and thus would not cause a termination of the Advisory Agreement or Sub-Advisory Agreement; and

WHEREAS, on or about January 1, 2025, VAIA expects to be redomesticated from a Connecticut corporation to a Delaware limited liability company (such action, the “Redomestication”);

WHEREAS, the Redomestication will not constitute an “assignment” as that term is defined in and under the 1940 Act;

WHEREAS, at a meeting held on November 20, 2024, the Board of Trustees of the Trust (the “Board”), including a majority of Trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Trust or any investment adviser to the Trust, approved the appointment of the Transferee as the investment adviser to the Fund and the Company in connection with the Reorganization and authorized any officer of the Fund or the Company, as the case may be, to execute and deliver such documentation appropriate to accomplish the transfer and assumption of the Agreements;

WHEREAS, each of the parties hereto wishes to confirm its express written consent to the transfer, assumption and amendment of the Sub-Advisory Agreement as set forth in this Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, and for the consideration set forth herein, the sufficiency of which is hereby acknowledged, agree as follows:

1. AMENDMENT OF THE SUB-ADVISORY AGREEMENT. The name of the adviser in the Sub-Advisory Agreement is hereby changed from “Virtus ETF Advisers, LLC” to “Virtus Alternative Investment Advisers, LLC” effective on or about January 1, 2025.

2. ASSUMPTION BY THE TRANSFEREE. The Transferee, intending to be legally bound, hereby agrees as of the Closing Date, to assume all of the duties and obligations of the Adviser under the Sub-Advisory Agreement and accepts and agrees to perform all such duties and obligations in connection therewith.

3. REPRESENTATIONS OF THE TRANSFEREE. The Transferee hereby represents and warrants as of the Closing Date: (i) it is registered as an investment adviser with the SEC under the Advisers Act, and its registration is currently in full force and effect; (ii) it is capable and is legally empowered to assume the duties and obligations under the Sub-Advisory Agreement and to act as adviser to the Company; (iii) all action required of the Transferee to assume the duties and obligations under the Sub-Advisory Agreement has been taken; (iv) this Agreement creates a valid and binding agreement enforceable against the Transferee in accordance with its terms; and (v) the Sub-Advisory Agreement creates a valid and binding agreement enforceable against the Transferee in accordance with its terms.

4. CONSENT OF THE COMPANY AND THE SUB-ADVISER. By executing this Agreement, each of the Company and the Sub-Adviser expressly consents to the transfer, assumption and amendment of the Sub-Advisory Agreement as set forth in this Agreement.

5. GOVERNING LAW. This Agreement shall be governed by and enforced in accordance with the laws of the State of Delaware.

6. FURTHER ASSURANCES. Transferor and Transferee each agree to execute and deliver such further instruments, agreements and assurances as may be reasonably requested by the others to evidence and provide for the transfer by Transferor and the assumption by Transferee of the rights and obligations under the Sub-Advisory Agreement.

7. COUNTERPARTS. This Agreement may be executed in counterparts, which may be executed and/or exchanged electronically, each of which, when taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Transfer and Assumption Agreement to be executed by their duly authorized officers or other representatives.

VATS OFFSHORE FUND, LTD.

By:	/s/ William J. Smalley

Name:	William J. Smalley
Title:	President

VIRTUS ADVISERS, LLC (formerly Virtus ETF Advisers LLC)

By:	/s/ Richard W. Smirl

Name:	Richard W. Smirl
Title:	Executive Vice President

VIRTUS ALTERNATIVE INVESTMENT ADVISERS, LLC (formerly, Virtus Alternative Investment Advisers, Inc.)

By:	/s/ Richard W. Smirl

Name:	Richard W. Smirl
Title:	Executive Vice President

ALPHASIMPLEX GROUP, LLC

By:	/s/ Arnout M. Eikeboom

Name:	Arnout M. Eikeboom
Title:	Chief Compliance Officer